     Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Employee Stock Purchase Plan and the 2002 CEO Option Plan of Scientific Learning Corporation of our report dated February 8, 2002, except for the second paragraph of Note 8, as to which the date is March 6, 2002, with respect to the financial statements and schedule of Scientific Learning Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Walnut Creek, California
June 27, 2002

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